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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE
---------------------

      PEMSTAR Revises Estimates for Fourth Fiscal Quarter 2002 Results and
                Announces Private Placement of up to $50 Million

ROCHESTER, Minn. - May 3, 2002 - PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, manufacturing and fulfillment services to technology companies, today announced revised estimates for the fourth quarter ended March 31, 2002. Based on information currently available, the Company believes that fourth quarter revenue and earnings will come in below its previous expectations. For the fourth fiscal quarter the Company expects to report net sales of approximately $145 million and a GAAP basis net loss of between $8 and $12 million, which on a per share basis equates to a loss range of $0.22 to $0.33. On a cash basis, which excludes the impact of tax effected amortization expense, a per share loss of between $0.21 and $0.32 is expected. The estimated loss for the quarter includes the impact of certain inventory write-downs and accounts receivable write-offs. The estimated loss excludes potential additional non-cash charges for write-offs of goodwill associated with acquisitions as well as impairment of certain tax assets. As the Company has yet to complete the audit process, it has not determined the amount, if any, of these additional non-cash charges.

"While our quarterly results reflect the continued economic pressures facing virtually all companies in the electronics manufacturing services industry, PEMSTAR has worked hard to adjust to the current conditions through programs targeting improved productivity and efficiencies resulting in positive cash flow from operations in the fourth quarter," said Al Berning, PEMSTAR's chairman and chief executive officer. "Although flat end-market demand is still a factor in many of our business units, the good news is that PEMSTAR continues to see strong levels of new bid activity and is winning customers at a similar rate to prior periods with a variety of new customer wins in recent months, " said Berning. Xtera Communications, Tunable Photonics and Logitech all signed on with PEMSTAR for new business programs during the fourth quarter. Additional new customer wins will be announced in the first quarter.

New Financing

PEMSTAR also announced today that it has entered into a definitive agreement with two institutional investors for the private placement of up to $50 million of the Company's 6 1/2% convertible notes with attached warrants to purchase common stock. Forty million dollars of convertible notes will be funded in a series of installments over the next several months, subject to maintenance of a minimum conversion price. The remaining $10 million of convertible notes may be purchased at the option of investors at a fixed conversion price. The convertible notes may be converted into the Company's common stock at the option of the holder at a conversion price equal to a 20% premium over the volume weighted average price for the common stock over a pricing period for each installment. The warrants will provide 30% warrant coverage for each installment of

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PEMSTAR
May 3, 2002
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notes with an exercise price equal to the conversion price for the installment of notes. PEMSTAR will use the proceeds for general corporate purposes including growth initiatives, capital expenditures and potential acquisitions. The initial installment of the private placement is expected to fund next week. In addition to the private placement financing, as previously announced, PEMSTAR has reached agreements with its senior secured lenders to amend its existing credit facilities effective March 31, 2002. The Company's amended credit facilities have an aggregate maximum borrowing amount of $80 million.

The securities to be issued in the private placement have not currently been registered under the Securities Act of 1933, as amended, and may not yet be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

Outlook

PEMSTAR expects to provide first quarter and full-year fiscal 2003 earnings guidance when it reports fiscal 2002 fourth quarter results on May 8, 2002. The following statements are based on current expectations and current economic uncertainties make it difficult to project results going forward. At this time, however, PEMSTAR expects revenue in the fiscal first quarter of $145 to $150 million and expects full-year fiscal 2003 revenue of $665 to $700 million.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the United States, Mexico, Asia, Europe and South America. The Company's service offerings support customers' needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 18 facilities in 14 locations worldwide.

This press release may contain "forward-looking" statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or decline in economic conditions ; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR's Securities and Exchange Commission filings, including but not limited to Exhibit 99 of the PEMSTAR's Annual Report on Form 10K for the fiscal year ended March 31, 2001, and PEMSTAR's quarterly reports on form 10-Q filed with the SEC.

CONTACT: At PEMSTAR:
         William J. Kullback
         EVP & CFO
         507/292-6941
         bill.kullback@pemstar.com